UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Harvest Oil & Gas Corp.
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1001 Fannin Street, Suite 750
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Harvest Oil & Gas Corp.:

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Harvest Oil & Gas Corp. will be held on Thursday, May 30, 2019 at 10:30 a.m., Central time, at the offices of Kirkland & Ellis LLP at 609 Main Street, Suite 4700, Houston, Texas 77002, to consider and vote upon the following proposals:

1.	To elect five directors to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To recommend, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers; and

4.	Such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record as of the close of business on April 1, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any postponement, adjournment or continuation thereof.

We are furnishing proxy materials to stockholders over the internet. This process expedites the delivery of proxy materials, ensures that proxy materials remain easily accessible to our stockholders, saves costs and reduces the environmental impact of the Annual Meeting. The Notice of Internet Availability of Proxy Materials, which contains instructions for use in this process, including how to access our proxy materials over the internet and how to vote, is first being sent on or about April 18, 2019 to all stockholders entitled to notice of, and to vote at, the Annual Meeting. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain paper copies of the proxy materials if preferred.

Your vote is important. Even if you expect to attend the Annual Meeting, please vote over the internet, by telephone or, if you have requested a paper copy of the proxy materials, by completing and returning a proxy card by mail, so that your shares may be represented at the Annual Meeting if you later decide to not attend the Annual Meeting. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors,

Michael E. Mercer
President, CEO and Director
Houston, Texas
April 18, 2019

PROXY STATEMENT FOR THE

2019 ANNUAL MEETING OF STOCKHOLDERS

______________________________

As used herein, the terms the “Company,” “we,” “our” or “us” refer to (i) Harvest Oil & Gas Corp. (“Harvest”) after the Emergence Date (as defined below) and (ii) EV Energy Partners, L.P. (“EVEP” or the “Predecessor”) prior to, and including, the Emergence Date, in each case, together with their respective consolidated subsidiaries or on an individual basis, depending on the context in which the statements are made. See “Corporate Governance—Background: Emergence from Voluntary Reorganization under Chapter 11” for information regarding our restructuring.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

We sent you a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) to access the Company’s proxy materials because we are holding our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and our board of directors (the “Board”) is asking for your proxy to vote your shares of the Company’s common stock, par value $0.01 per share (“common stock”), at the Annual Meeting and any adjournments or postponements thereof. The Notice was first sent to stockholders on or about April 18, 2019.

The Securities and Exchange Commission (the “SEC”) has approved rules allowing companies to furnish proxy materials to stockholders by providing access to such documents on the internet instead of mailing paper copies. We believe this process expedites the delivery of proxy materials, ensures that proxy materials remain easily accessible to our stockholders, saves costs and reduces the environmental impact of the Annual Meeting. Accordingly, we mailed the Notice rather than paper copies of our proxy materials. Instructions on how to access the proxy materials over the internet or how to request a paper copy by mail may be found in the Notice. The proxy materials, including this proxy statement, summarize the information that you need to make an informed decision on the proposals to be considered at the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will take place on Thursday, May 30, 2019 at 10:30 a.m., Central time, at the offices of Kirkland & Ellis LLP at 609 Main Street, Suite 4700, Houston, Texas 77002.

What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider and vote upon the following proposals at the Annual Meeting:

1.	To elect the five director nominees named in this proxy statement to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers; and

3.	To recommend, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers.

We will also consider any other matters properly brought before the Annual Meeting, although we are not currently aware of any matters to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement.

How does the Board recommend that I vote?

The Board unanimously recommends that stockholders vote:

•	“FOR” the election of each of the five director nominees named in this proxy statement,

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and

•	for “ONE YEAR” as the frequency of future advisory votes to approve the compensation of our named executive officers.

Who may attend and vote at the Annual Meeting?

Stockholders who owned shares of common stock as of the close of business on April 1, 2019 (the “Record Date”) are entitled to attend and vote on all items properly presented at the Annual Meeting. As of the Record Date, there were 10,042,468 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each such share of common stock is entitled to one vote on each matter that is properly presented at the Annual Meeting.

How do I vote?

Stockholders of record: If your shares of common stock are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. If you are a stockholder of record as of the Record Date, you may vote during the Annual Meeting by following the instructions provided at the Annual Meeting. To attend the meeting, you must present valid government-issued photo identification.

If you are a stockholder of record, you may also vote by proxy by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot during the Annual Meeting is called voting “by proxy.” If you wish to vote by proxy, you may either (i) submit your proxy over the internet at www.proxyvote.com or by calling 1-800-690-6903 and following the instructions or (ii) if you have requested a paper copy of the proxy materials, complete and return the proxy card in the envelope provided. If you do so, you will appoint Michael E. Mercer, our President, Chief Executive Officer and Director, and Ryan Stash, our Vice President and Chief Financial Officer, each to act as your proxy at the Annual Meeting. One of them will then vote your shares during the Annual Meeting in accordance with the instructions you have given them in the proxy. Proxy cards that are signed and returned, but do not include voting instructions, will be voted by the proxy holders as recommended by the Board. Proxies will extend to, and be voted at, any adjournment(s) or postponement(s) of the Annual Meeting. While we know of no other matters to be acted upon at the Annual Meeting, it is possible that other matters may be properly presented at the Annual Meeting. If that happens and you have submitted your proxy, the proxy holders will vote on such other matters in accordance with their best judgment.

Beneficial owners of shares held in street name: If your shares of common stock are held in an account at a broker, bank or other nominee, then you are the beneficial owner of shares held in street name. If you are a beneficial owner of shares of common stock as of the Record Date, you have the right to instruct the nominee on how to vote the shares held in your account, but you must follow the voting instructions provided by your nominee to do so. A beneficial owner of shares should generally be able to vote by returning the voting instruction form provided by the nominee to the nominee. The availability of internet or telephone voting will depend on the voting process of the nominee. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee. You may still attend the Annual Meeting even if you do not have a legal proxy. For admission to the Annual Meeting, you must provide proof of beneficial ownership as of the Record Date (e.g., your most recent account statement reflecting your stock ownership as of the Record Date) and you must present valid government-issued photo identification.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	delivering a timely written notice of revocation to our Manager – Investor Relations at 1001 Fannin Street, Suite 750, Houston, Texas 77002;

•	submitting a new, later-dated proxy over the internet, by telephone or by mail to our Manager – Investor Relations at 1001 Fannin Street, Suite 750, Houston, Texas 77002; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in an account at a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the five persons receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected. There are no cumulative voting rights. Abstentions and broker non-votes will have no direct effect on this proposal, assuming that a quorum is present.

What vote is required for the advisory approval of the compensation of our named executive officers?

The advisory approval of the compensation of our named executive officers requires the affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote and voting on the matter. Abstentions and broker non-votes will have no direct effect on this proposal, assuming that a quorum is present.

What vote is required for advisory selection of the frequency of future advisory votes to approve the compensation of our named executive officers?

The option of one year, two years or three years for the frequency of future advisory votes to approve the compensation of our named executive officers that receives the highest number of the votes cast at the Annual Meeting will be the frequency that has been recommended, on an advisory basis, by stockholders. Abstentions and broker non-votes will have no direct effect on this proposal, assuming that a quorum is present.

What is the quorum requirement for the Annual Meeting?

A quorum is the minimum number of shares required to be present or represented for a meeting to be properly held. Under our bylaws, a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the Annual Meeting. On the Record Date, there were 10,042,468 shares of common stock outstanding and entitled to vote at the Annual Meeting. Consequently, holders of at least 5,021,235 shares of common stock must be present, in person or by proxy, at the beginning of the Annual Meeting to constitute a quorum. Abstentions and “withhold” votes are counted as present for purposes of determining a quorum. If there is no quorum, the chairman of the meeting may adjourn the meeting to another time or place.

What are broker non-votes?

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in street name for a beneficial owner are not voted with respect to a particular proposal because the nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker, bank or other nominee is entitled to vote shares held for a beneficial owner only on “routine” matters without instructions from the beneficial owner of those shares. The election of our directors; the approval, on an advisory basis, of the compensation of our named executive officers; and the recommendation, on an advisory basis, of the frequency of future advisory votes to approve the compensation of our named executive officers are not routine matters. If you hold your shares in street name and you do not instruct your broker, bank or other nominee on how you want to vote in these non-routine matters, no votes on these matters will be cast on your behalf.

Who bears the cost of soliciting proxies?

The Board is soliciting your proxy to vote your shares of common stock at the Annual Meeting. The Company will bear the cost of soliciting proxies and will reimburse brokerage firms and other nominees for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. The Company’s directors and officers may solicit proxies in person, electronically or by telephone or mail; they will not receive any special remuneration for these efforts.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one Notice. How may I obtain an additional copy of the Notice?

Unless we have received contrary instructions, we may send a single copy of the Notice to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if a stockholder prefers to receive multiple copies at the same address this year or in future years, the stockholder should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•	If the shares are registered in the name of the stockholder, the stockholder should contact our Manager – Investor Relations by telephone at (713) 651-1144 or by mail at 1001 Fannin Street, Suite 750, Houston, Texas 77002, to inform us of his or her request.

•	If a broker, bank or other nominee holds the shares, the stockholder should contact that nominee directly.

CORPORATE GOVERNANCE

Background: Emergence from Voluntary Reorganization under Chapter 11

On March 13, 2018, EVEP and 13 affiliated debtors (collectively, the “Debtors”) entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with certain holders of the Predecessor’s notes, certain lenders under the Predecessor’s reserve-based lending facility, EnerVest, Ltd. (“EnerVest”) and EnerVest Operating, L.L.C. (“EnerVest Operating”). The Restructuring Support Agreement set forth, subject to certain conditions, the commitment of the Debtors and the consenting creditors to support a comprehensive restructuring of the Debtors’ long-term debt (the “Restructuring”). On April 2, 2018, the Debtors each filed Chapter 11 proceedings in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Chapter 11 proceedings were jointly administered under the caption In re EV Energy Partners, L.P., et al., Case No. 18-10814. During the pendency of the Chapter 11 proceedings, EVEP continued to operate its business and manage its properties under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court as “Debtors-in-Possession.” On May 17, 2018, the Bankruptcy Court entered an order confirming the Debtors’ First Modified Joint Prepackaged Plan of Reorganization (as amended, modified and supplemented from time to time, the “Plan”).

On June 4, 2018 (the “Emergence Date”), the Debtors satisfied the conditions to effectiveness of the Plan, and the Plan became effective in accordance with its terms (the “Emergence”). In accordance with the Plan, EVEP’s equity was cancelled, EVEP transferred all of its assets and operations to Harvest, EVEP was dissolved and Harvest became the successor reporting company to EVEP pursuant to Rule 15d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, in accordance with the Plan, Harvest issued (i) 9,500,000 new shares of common stock pro rata to holders of EVEP’s 8.0% senior unsecured notes due April 2019 with claims allowed under the Plan, (ii) 500,016 shares of common stock pro rata to holders of EVEP units prior to the Emergence Date, (iii) 800,000 warrants to purchase 800,000 shares of common stock to holders of EVEP units prior to the Emergence Date exercisable for a five-year period commencing on the Emergence Date, which entitle their holders upon exercise thereof, on a pro rata basis, to 8% of the total issued and outstanding common stock (including common stock as of the Emergence Date issuable upon full exercise of the warrants, but excluding any common stock issuable under Harvest’s 2018 Omnibus Incentive Plan, at a per share exercise price of $37.48, (iv) 79,000 shares of 8% Cumulative Nonparticipating Redeemable Series A Preferred Stock (“Series A Preferred Stock”) to its indirect wholly-owned subsidiary EV Midstream, L.P. for consideration of $790,000, and (v) 21,000 shares of Series A Preferred Stock to an employee of Harvest and an employee of EnerVest for consideration of services to the Company, which vest on the earlier of (a) June 4, 2019 or (b) immediately prior to the consummation of a Sale Transaction as such term is defined in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock.

On the Emergence Date, by operation of the Plan, the following persons ceased to serve on the board of directors (the “Predecessor Board”) of EV Management, LLC, which is the general partner of the Predecessor’s general partner (“EV Management”): Victor Burk, Daniel J. Churay, Mark A. Houser, James R. Larson, George Lindahl, III, Kenneth Mariani, Gary R. Petersen and John B. Walker. Also at such time, in addition to Michael E. Mercer, who served on the Predecessor Board, the following persons became directors of Harvest: Colby Dunn, Patrick Hickey, James F. Murchison and Steven J. Pully.

Code of Business Conduct

We maintain a Code of Business Conduct that qualifies as a “code of ethics” under applicable SEC regulations. Our Code of Business Conduct applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Business Conduct is posted on the Investor Relations section of our website at https://ir.hvstog.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct, or waivers of such provisions granted to our principal executive officer, principal financial officer or principal accounting officer, on this website within four business days following the date of such amendment or waiver.

Our Executive Officers and Directors

The executive officers and directors of the Company, and their ages as of April 18, 2019, are as follows:

Name	Position	Age
Michael E. Mercer	President, Chief Executive Officer and Director	60
Ryan Stash	Vice President and Chief Financial Officer	43
Timothy S. Caflisch	Director	33
Patrick Hickey	Director	57
James F. Murchison	Director	42
Steven J. Pully	Director	59

Michael E. Mercer has served as President and Chief Executive Officer of Harvest and as a member of the Board since June 2018. Mr. Mercer served as President and Chief Executive Officer of EVEP from March 2015 to June 2018. Prior to that, he was the Senior Vice President and Chief Financial Officer of EVEP since 2006. He was a consultant to EnerVest from 2001 to 2006. Prior to that, Mr. Mercer was an investment banker for 12 years. He was a Director in the Energy Group at Credit Suisse First Boston in Houston and a Director in the Energy Group at Salomon Smith Barney in New York and London. He holds a BBA in Petroleum Land Management from the University of Texas at Austin and an MBA from the University of Chicago Booth School of Business. The Board believes that Mr. Mercer’s broad knowledge of the oil and gas industry, his extensive financial expertise, his significant experience in corporate finance and strategic planning and his daily insight into corporate matters as the Company’s President and Chief Executive Officer qualify him to serve as a director.

Ryan Stash has served as Vice President and Chief Financial Officer of Harvest since October 2018. Mr. Stash previously served as a Managing Director at Regions Securities, where he focused on the energy sector, since September 2018. Prior to that, Mr. Stash spent 11 years in the Energy Investment Banking Group for Wells Fargo Securities in Houston, rising to the level of Director in February 2015. Before moving to Wells Fargo Securities, Mr. Stash spent five years as an auditor working at Hewlett-Packard and Ernst & Young, LLP. Mr. Stash is a Certified Public Accountant in the State of Texas. Mr. Stash received an MBA from the McCombs School of Business, a Masters in Professional Accounting and a Bachelor of Business Administration, all at the University of Texas at Austin.

Timothy S. Caflisch has served as a member of the Board since March 2019. He is a member of the investment team of Finepoint Capital LP (“Finepoint”), a Boston-based investment firm. Mr. Caflisch joined Finepoint in November 2015, and is focused on value and event driven opportunities across industries and geographies. Prior to joining Finepoint, Mr. Caflisch was a member of KKR’s Special Situations team since 2008, based in London, where he concentrated on publicly traded distressed credit and privately originated rescue financings. He graduated from Stanford University with a bachelor’s degree in Economics. The Board believes that Mr. Caflisch’s extensive financial expertise and his significant experience in corporate finance, strategic planning and financings qualify him to serve as a director.

Patrick Hickey has served as a member of the Board since June 2018. He is a Managing Director and a senior member of the Houston-based oil and gas investment team for EIG Global Energy Partners, LLC (“EIG”), which specializes in private investments in energy and energy-related infrastructure on a global basis. Prior to joining EIG in 2003, Mr. Hickey was with Wells Fargo Energy Capital, where he was responsible for originating and executing mezzanine financings for oil and gas producers. Prior to joining Wells Fargo, Mr. Hickey held a similar position with Duke Capital Partners, where he was responsible for senior debt and equity financings in addition to mezzanine financings. Prior to that, he spent ten years with Enron Corporation in various energy finance and marketing roles. Mr. Hickey also worked for ARCO as a reservoir engineer for five years. Mr. Hickey received a Petroleum Engineering degree from the University of Texas and a Master of Business Administration from Harvard University. The Board believes that Mr. Hickey’s broad knowledge of the oil and gas industry, his extensive financial expertise and his significant experience in corporate finance, strategic planning and financings qualify him to serve as a director.

James F. Murchison has served as a member of the Board since June 2018. He is the founder and Chief Executive Officer of Hatch Resources LLC (“Hatch”), which was formed in January 2019 with a partnership with

Ridgemont Equity Partners to pursue the acquisition of oil and gas assets in the Permian Basin. Prior to forming Hatch, Mr. Murchison served as Chief Financial Officer and Board Member of Venado Oil & Gas, LLC (“Venado”) from September 2016 to May 2018, during which time Venado acquired $1.6 billion of Eagle Ford assets. Prior to joining Venado, Mr. Murchison spent 15 years in the banking industry, focusing on the oil and gas space. Over the course of his career, Mr. Murchison’s work touched most of the major basins in the lower 48 states and involved capital formation, corporate mergers and acquisitions, asset acquisitions and divestitures, restructuring, reserve based lending, and IPOs. Mr. Murchison joined Raymond James & Associates (“Raymond James”) in their energy investment banking group as a Senior Associate in 2005 and departed in 2016 as a Managing Director and Head of E&P Advisory. Prior to Raymond James, Mr. Murchison spent four years as a credit analyst at BNP Paribas and Southwest Bank of Texas, originating and structuring reserve and cash flow based loans. Mr. Murchison received his Bachelor’s degree in Liberal Arts in the English Honors Program from the University of Texas in 1999 and his Master of Business Administration from the University of Texas in 2005. The Board believes that Mr. Murchison’s broad knowledge of the oil and gas industry and his significant experience in capital formation, corporate mergers and acquisitions, asset acquisitions and divestitures, restructuring and reserve-based lending qualify him to serve as a director.

Steven J. Pully has served as the Chairman of the Board since March 2019 and as a member of the Board since June 2018. He provides consulting and investment banking services for companies and investors focused on the oil and gas sector. From 2008 until 2014, Mr. Pully served as General Counsel and a Partner of the investment firm Carlson Capital, L.P. Mr. Pully was also previously a Senior Managing Director at Bear Stearns and a Managing Director at Bank of America Securities focused on energy investment banking. Mr. Pully is on three other public company boards: Bellatrix Exploration, Goodrich Energy and VAALCO Energy. He has also served on numerous other boards of public and private companies in the oil and gas and other industries, including as a director of EPL Oil & Gas, Energy XXI and Titan Energy within the past five years. Mr. Pully is a Chartered Financial Analyst, a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas. Mr. Pully earned his undergraduate degree in Accounting from Georgetown University and is also a graduate of The University of Texas School of Law. The Board believes that Mr. Pully’s broad knowledge of the oil and gas industry, his extensive financial, accounting and legal expertise, and his experience in corporate finance and strategic planning qualify him to serve as a director.

Director Independence

Pursuant to the listing requirements of the OTCQX U.S. Premier Marketplace (the “OTCQX”), on which our common stock is listed, the Board must include at least two “independent directors,” which is defined by the listing requirements as a person other than an executive officer or employee of the Company or any other individual having a relationship that, in the opinion of the Board would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on this standard, as well as the independence standards established by NASDAQ, the Board has determined that each of Messrs. Caflisch, Hickey, Murchison and Pully are independent and that Mr. Dunn, a former member of the Board, was independent.

With respect to the Predecessor Board, during 2018, the following members were independent, based on the independence standards established by NASDAQ: Messrs. Burk, Churay, Larson and Lindahl. The NASDAQ, on which the Predecessor’s common units were traded until May 17, 2018, does not require a listed limited partnership, like the Predecessor, to have a majority of independent directors on the board of directors of its general partner.

Board Leadership Structure

In accordance with our bylaws, the roles of Chairman of the Board and Chief Executive Officer are filled by separate individuals. Mr. Pully is the Chairman of the Board, and Mr. Mercer is the Chief Executive Officer. The Board believes that the separation of these two roles is the most appropriate leadership structure for the Board at this time as it allows the Chief Executive Officer to focus on our day-to-day operations while the Chairman of the Board leads the Board in its role of providing independent oversight and advice to management.

The Board’s Role in Risk Oversight

The Board has general oversight of the management of the Company’s risks, which includes working with management to establish and monitor the Company’s risk appetite and the significant risks that may affect the Company. The committees of the Board also assist the Board in carrying out its risk oversight function. For example, the Audit Committee of the Board (the “Audit Committee”) has responsibility for inquiring management and the Company’s independent auditors about the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposures and the steps management has taken to mitigate such risks. In addition, the Compensation Committee of the Board (the “Compensation Committee”) provides oversight with respect to risks related to the Company’s compensation practices.

Board Meetings

During 2018, the Predecessor Board met six times and the Board met nine times. During 2018, each incumbent director attended at least 75%, in the aggregate, of (i) the total number of Board meetings held during the period in which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

Although we encourage all of our directors to attend our annual meetings of stockholders, we do not maintain a formal policy regarding director attendance at such meetings. We were not required to, and did not hold, an annual meeting in 2018.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees have the responsibilities set forth in written charters adopted by the Board, which can be reviewed on the Investor Relations section of our website at https://ir.hvstog.com. The table below shows the current chairman and members of each of these standing Board committees. The Predecessor Board had four standing committees: an Audit Committee, a Compensation Committee, a Conflicts Committee (which reviewed and, if appropriate, approved transactions in which the Predecessor engaged with affiliates of EnerVest or EnCap Investments, L.P. (“EnCap”)) and a Strategic Advisory Committee (which reviewed and advised on potential strategic transactions to reduce the Predecessor’s debt leverage).

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Timothy S. Caflisch		●
Patrick Hickey			C
Michael E. Mercer
James F. Murchison	●	C	●
Steven J. Pully	C	●

C	Chair

●	Member

Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and accordingly assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the principal functions of the Audit Committee include (i) providing a direct and independent line of communication between the Company’s internal audit function, its independent auditors and the Board, (ii) the appointment, compensation, retention, oversight and replacement of the Company’s independent auditors, (iii) reviewing with management and the Company’s independent auditors the Company’s financial statements and earnings releases and (iv) considering and reviewing with management and the Company’s independent auditors the effectiveness of the Company’s system of internal controls over financial reporting and disclosure controls and procedures. The Board has determined that both members of the Audit Committee, Messrs. Murchison and Pully, qualify as an “audit committee financial expert” as defined under applicable SEC rules and meet the independence requirements of the OTCQX. The Audit Committee met two times during 2018, and the Audit Committee of the Predecessor Board met two times during 2018.

Compensation Committee. The Compensation Committee is responsible for assisting the Board in, among other things, discharging its responsibilities relating to establishing and reviewing the compensation of our executive officers and approving, overseeing and monitoring incentive and other benefit plans for our employees. The Compensation Committee met three times during 2018, and the Compensation Committee of the Predecessor Board met two times during 2018.

Nominating and Corporate Governance Committee. The Board’s Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) assists the Board in identifying individuals qualified to become members of the Board, oversees the evaluation of the Board and management, oversees and approves the management continuity planning process, and otherwise takes a leadership role in shaping the Company’s corporate governance. The Nominating and Corporate Governance Committee did not meet during 2018; the Predecessor Board did not have a nominating committee in 2018.

Compensation Committee Interlocks and Insider Participation

During 2018, Messrs. Dunn, Murchison and Pully served on the Compensation Committee, and Messrs. Burk, Churay and Lindahl served on the Compensation Committee of the Predecessor Board. None of those persons was an officer or employee of the Company during 2018 or was formerly an officer of the Company or had any relationship requiring disclosure under Item 404 of SEC Regulation S-K.

In addition, during 2018, none of our executive officers served as a director or a member of the compensation committee of any entity that has one or more executive officers serving on the Compensation Committee, the Board, the Predecessor Board or the Compensation Committee of the Predecessor Board.

Director Nominations

The Nominating and Corporate Governance Committee identifies director candidates based upon suggestions by other members of the Board, management and stockholders. In addition, the Nominating and Corporate Governance Committee may engage search firms to assist it in identifying director candidates. The Nominating and Corporate Governance Committee applies the same criteria to candidates recommended by stockholders and candidates recommended by other members of the Board and management.

A stockholder that wants to recommend a candidate for election to the Board should send a recommendation in writing to our Manager – Investor Relations at 1001 Fannin Street, Suite 750, Houston, Texas 77002. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Stockholders may also nominate directors at an annual meeting by adhering to the advance notice procedure described under “Other Matters—Submission of Stockholder Proposals for the 2020 Annual Meeting” elsewhere in this proxy statement.

The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, takes into account all factors it considers appropriate, which include the current needs of the Board as well as the qualifications of the candidate, such as the candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, ability to work collegially, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, corporate governance background, various and relevant career experience, relevant technical skills, relevant business acumen, financial and accounting background and executive compensation background. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it believes that it is important that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities.

Communication with Directors

Stockholders desiring to communicate directly with the Board, the Audit Committee or any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Manager – Investor Relations at 1001 Fannin Street, Suite 750, Houston, Texas 77002. Stockholders may communicate anonymously and/or confidentially if they desire. The Board has instructed the Manager – Investor Relations to review correspondence directed to the Board and, at her discretion, to forward items that she deems to be appropriate for the Board’s consideration as addressed. All such correspondence that relate to accounting, internal accounting controls or auditing matters that are not addressed will be referred to the chairman of the Audit Committee.

Policies and Procedures for Transactions with Related Persons

The Board has adopted a policy providing that the Audit Committee is responsible for reviewing transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $100,000 in any calendar year and in which a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is defined as (i) a director, director nominee, executive officer or a stockholder owning more than 5% of our capital stock (a “5% stockholder”), (ii) an immediate family member, or any person (other than a tenant or household employee) sharing the household, of any of the persons listed in clause (i), or (iii) any entity in which any of the persons in clause (i) or (ii) have a substantial ownership interest. In determining whether to approve or ratify any such transaction, the Audit Committee will take into account, among other factors it deems appropriate, (a) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third-parties under the same or similar circumstances, (b) the extent of the related party’s interest in the transaction and (c) whether the transaction is material to the Company.

Transactions with Related Persons in 2018

As a result of the Restructuring, EnerVest is no longer a related party to the Company. However, we continue to have a relationship with EnerVest through a services agreement entered into in connection with the Restructuring pursuant to which EnerVest operates the majority of our properties and provides other administrative services.

Pursuant to an omnibus agreement, the Predecessor paid EnerVest $7.2 million for general and administrative services provided during the five months ended May 31, 2018. These fees were based on an allocation of charges between EnerVest and the Predecessor based on the estimated use of such services by each party. The Predecessor believed that the allocation method employed by EnerVest was reasonable and reflective of the estimated level of costs the Predecessor would have incurred on a standalone basis.

The Predecessor also had operating agreements with EnerVest whereby EnerVest Operating, a subsidiary of EnerVest, acted as contract operator of the oil and natural gas wells and related gathering systems and production facilities in which the Predecessor owned an interest. The Predecessor reimbursed EnerVest approximately $8.4 million in the five months ended May 31, 2018 for direct expenses incurred in the operation of its wells and related gathering systems and production facilities and for the allocable share of the costs of EnerVest employees who performed services on its properties. As the vast majority of such expenses were charged to the Predecessor on an actual basis (i.e., no mark-up or subsidy is charged or received by EnerVest), the Predecessor believed that the aforementioned services were provided to the Predecessor at fair and reasonable rates relative to the prevailing market and were representative of what the amounts would have been on a standalone basis.

In 2011, the Predecessor and certain institutional partnerships managed by EnerVest carved out 7.5% overriding royalty interests (the “ORRI”) from certain acres in Ohio (the “Underlying Properties”), which the Predecessor believed may be prospective for the Utica Shale, and contributed the ORRI to a newly formed limited partnership. EnerVest is the general partner of this partnership. The ORRI entitles the Predecessor to an average approximate 5.64% of the gross revenues from the Underlying Properties. The Predecessor owned a 48% limited partner interest in the partnership and accounted for the investment using the equity method of accounting. The

Predecessor recognized $0.1 million of income during the five months ended May 31, 2018, and the Predecessor received $0.3 million of distributions during the five months ended May 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Beneficial ownership reporting pursuant to Section 16(a) of the Exchange Act is not applicable to our officers, directors and beneficial owners because our common stock is not registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act.

DIRECTOR COMPENSATION

The non-employee members of the Board received compensation in 2018 as reflected in the following table:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Colby Dunn	—	—	—
Patrick Hickey	—	—	—
James F. Murchison	57,143	75,400	132,543
Steven J. Pully	57,143	75,400	132,543

(1)	Reflects the aggregate of the quarterly retainers and committee chair retainers (as applicable) earned by each of our directors pursuant to our director compensation program (as described below) for services performed during 2018.

(2)	In 2018, 3,250 restricted stock units (“RSUs”) were granted to each of our directors who were not officers, employees or paid consultants or advisors of the Company or its affiliates (i.e., Messrs. Murchison and Pully); all such RSUs remained outstanding as of December 31, 2018. Amounts reported in this column represent the grant date fair value of such RSUs determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Such amounts are based on the closing price of our common stock on the grant date, which was October 26, 2018, and do not correspond to the actual value that will be recognized by the director. The value ultimately received by the director may or may not be equal to the values reflected above. Pursuant to SEC rules, the amounts reported in the table above exclude the effect of estimated forfeitures.

The non-employee members of the Predecessor Board received compensation in 2018 as reflected in the following table:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	All Other Compensation(2) ($)	Total ($)
Victor Burk	36,500	—	—	36,500
Daniel J. Churay	33,600	—	25,000	58,600
Mark A. Houser	19,000	—	—	19,000
James R. Larson	33,600	—	—	33,600
George Lindahl, III	31,701	—	—	31,701
Kenneth Mariani	19,000	—	—	19,000
Gary R. Petersen	—	—	—	—

(1)	Reflects the aggregate of the quarterly retainers and committee chair retainers (as applicable) earned by each of such directors pursuant to the Predecessor’s director compensation program (as described below) for services performed during 2018.

(2)	Reflects the amount Mr. Churay was paid for services provided in connection with the Restructuring.

Director Compensation Program

Our compensation program for directors is designed to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level we require of members of the Board. Under our current program, which we adopted in August 2018, our directors who are not officers, employees or paid consultants or advisors of the Company or its affiliates receive a $18,750 quarterly base retainer. In addition, the chairman of the Audit Committee and the chairman of the Compensation Committee each receive a $6,250 quarterly supplemental retainer. The Board expects to make grants of RSUs to directors who are not officers, employees or paid consultants or advisors of the Company or its affiliates in 2019 and in future years. In 2018, such directors received 3,250 RSUs, which are scheduled to vest on June 5, 2019.

With respect to the Predecessor Board, in 2018, directors who were not officers or employees of EV Management, EnCap (which owned a significant limited partner interest in our general partner) or their respective affiliates received an annual retainer of $38,000. The chairmen of the audit committee, conflicts committee and strategic advisory committee each received an additional annual fee of $9,500, and the chairman of the compensation committee received an additional annual fee of $4,750. In addition, each non-employee director received $2,000 per strategic advisory committee meeting attended in person ($1,000 if by phone) and $950 per other committee meetings attended in person ($475 if by phone).

PROPOSAL ONE—ELECTION OF DIRECTORS

Nominees

On the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons for election as directors at the Annual Meeting, each to serve until the next annual meeting of stockholders and until his successor is duly elected and qualified:

1.	Timothy S. Caflisch

2.	Patrick Hickey

3.	Michael E. Mercer

4.	James F. Murchison

5.	Steven J. Pully

All incumbent directors are nominees for re-election to the Board. All of the nominees have been recommended for nomination by the Nominating and Corporate Governance Committee, and all of them are currently serving as directors. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

Nominee Biographies

For biographies of each nominee, please see the section entitled “Corporate Governance—Our Executive Officers and Directors.”

Required Vote

Directors are elected by a plurality of the votes cast at the Annual Meeting. A plurality means that the five persons receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected. You may withhold votes from any or all nominees.

Recommendation

The Board recommends a vote “FOR” the election to the Board of each of the abovementioned nominees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2018. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. The Audit Committee is evaluating independent registered public accounting firms for the fiscal year ending December 31, 2019 and has not yet made a selection.

Audit and Other Fees

The fees billed by Deloitte for professional services rendered for 2018 and 2017 are reflected in the following table:

	2018	2017
Audit Fees(1)	$1,812,727	$1,466,400
Audit-Related Fees	—	—
Tax Fees(2)	25,000	—
All Other Fees(3)	380,898	20,500
Total	$2,218,625	$1,486,900

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements, reviews of our quarterly financial statements and our SEC registration statements. The increase in audit fees in 2018 as compared to 2017 is primarily due to the Restructuring in 2018.

(2)	In 2018, represents fees for tax compliance and advisory services.

(3)	In 2018, represents fees for professional services related to the Restructuring. In 2017, represents fees for professional advisory services in connection with our implementation of the revenue recognition standard adopted on January 1, 2018.

All of the services of Deloitte for 2018 and 2017 listed above were approved by the Audit Committee or the Audit Committee of the Predecessor Board. The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte.

The Audit Committee’s charter requires that it pre-approve all audit and non-audit services of our independent registered public accounting firm. The Audit Committee may consult with management in determining which services are to be performed, but may not delegate to management the authority to make these determinations.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal controls for the year ended December 31, 2018 with management and has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable rules and standards promulgated by the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, the Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB and has discussed with Deloitte its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by:

The Audit Committee

Steven J. Pully, Chairman
James F. Murchison, Member

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This Compensation Discussion and Analysis provides information about our rationale and policies with regard to the compensation of our “named executive officers” for 2018, who are listed below.

Name	Principal Position
Michael E. Mercer	President, Chief Executive Officer and Director
John B. Walker(1)	Executive Chairman (Previous)
Ryan Stash(2)	Vice President and Chief Financial Officer
Nicholas Bobrowski(3)	Vice President and Chief Financial Officer (Previous)

(1)	Effective as of June 4, 2018, Mr. Walker ceased to serve as the Executive Chairman and director of the Company.

(2)	Effective as of October 29, 2018, Mr. Stash commenced his employment with the Company and was appointed to serve as the Vice President and Chief Financial Officer of the Company.

(3)	Effective as of September 30, 2018, Mr. Bobrowski separated from the Company and ceased to serve as the Vice President and Chief Financial Officer of the Company.

Executive Summary

We are an independent oil and natural gas company formed in 2018 in connection with the reorganization of the Predecessor and engaged in the efficient operation and development of onshore oil and natural gas properties in the continental United States. We seek to create value for stockholders, employees, energy consumers and the communities in which we work. With these goals in mind, our executive compensation program is designed to attract, retain, motivate and appropriately reward talented and experienced executives while ensuring that the interests of our named executive officers are aligned with the interests of our stockholders.

Say-on-Pay and Say-on-Frequency

In accordance with SEC rules, we are offering our stockholders the opportunity to vote, on a non-binding advisory basis, to approve the Company’s executive compensation programs, colloquially known as “Say-on-Pay,” and to vote, on a non-binding advisory basis, on the frequency of such Say-on-Pay votes, or “Say-on-Frequency.” We look forward to receiving feedback from our stockholders regarding the Company’s executive pay practices, as we value our stockholders’ evaluation of our executive compensation programs and policies. As discussed in more detail in Proposal Two below, the Board has recommended that stockholders approve, on an advisory basis, to approve the compensation of our named executive officers as described below.

Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our executive officers to achieve strong financial and operating results for us, which we believe closely correlate to long-term shareholder value. In addition, our program is designed to achieve the following objectives:

•	attract and retain talented executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;

•	provide total compensation that takes into account individual performance;

•	provide performance-based compensation that balances rewards for short-term and long-term results and takes into account both individual and our performance; and

•	encourage the long-term commitment of our executive officers to us and our stockholders’ long-term interests.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance that contributes to the achievement of our business strategy. Our current performance focus is toward production and capital expenditure results relative to budget, lease operating and general administrative expense control, performance in completing asset divestitures, implementing appropriate commodity hedging programs and successful management of our credit facility and banking relationships. In addition, we reward qualities that we believe help achieve our strategy, such as teamwork, individual performance in light of general economic and industry specific conditions, performance that supports our core values, resourcefulness, level of job responsibility and tenure.

How We Make Compensation Decisions

Role of the Compensation Committee. The Compensation Committee has overall responsibility for the approval, evaluation and oversight of all of our compensation programs, including administering our 2018 Omnibus Incentive Plan (the “2018 OIP”). The Compensation Committee’s primary purpose is to assist the Board in the discharge of its fiduciary responsibilities relating to fair and competitive compensation. The Compensation Committee is also responsible for reviewing our Compensation Discussion and Analysis and producing the Compensation Committee Report, each to be included in our annual meeting proxy statement or Annual Report on Form 10-K, with respect to our executive compensation disclosures. Finally, the Compensation Committee establishes our compensation objectives to maintain a competitive and effective compensation program. The Compensation Committee, as well as our President and Chief Executive Officer, believe that substantial portions of executive compensation should be linked to the overall performance of our Company, and that contributions over the course of the relevant performance period should be considered in the determination of each executive’s compensation. Subject to Board approval in certain circumstances, the Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Compensation Committee is under no obligation to utilize the input of other parties. For more detailed information regarding the Compensation Committee, the current Compensation Committee charter is posted on the Investor Relations section of our website at https://ir.hvstog.com.

Performance Metrics. With respect to bonus and long-term incentive awards, the Compensation Committee did not establish performance metrics for our executive officers for 2018 in order to remain flexible in our compensation practices. The Compensation Committee makes a subjective determination at the end of the fiscal year as to the appropriate compensation based on a recommendation from our President and Chief Executive Officer and given their view of our performance for the year.

Role of Executive Officers in Compensation Decisions. After reviewing our corporate goals, historic and projected performance, the current economic environment and any other relevant factors, the Compensation Committee determines the compensation for our President and Chief Executive Officer. In making compensation determinations with respect to the other named executive officers, the Compensation Committee may consider recommendations from our President and Chief Executive Officer, but the Compensation Committee retains sole discretion over final compensation determinations. Additionally, the Compensation Committee requests that the named executive officers provide recommendations on the appropriate goals when establishing the performance criteria for the short-term cash incentive program. The Compensation Committee may disregard any such suggestions or observations made by our named executive officers. In addition, the named executive officers may attend Compensation Committee meetings upon invitation to report on the Company’s progress with respect to annual performance but are excluded from any discussions involving the officer’s individual compensation.

Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, we seek to offer a total direct compensation program to our executive officers that, when valued in its entirety, serves to attract, motivate and retain executives with the character, experience and professional accomplishments required to execute our strategy in a demanding environment. Our compensation program is currently comprised of the following elements: (i) base salary, (ii) cash bonus, (iii) long-term equity based compensation and (iv) benefits. In addition, our compensation program in 2018 contained a key employee incentive element.

Base Salary. We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to effectively compete with others for executive talent; to provide executives with sufficient, regularly-paid income; and to reflect position and level of responsibility.

To provide stability and appropriate incentive, each of Messrs. Mercer and Stash is party to an employment agreement that sets his minimum base salary per annum of $400,000 and $250,000, respectively, payable in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly. In the Compensation Committee’s discretion, however, each of their base salaries may be increased (but not decreased) based upon performance and subjective factors.

Prior to his separation from the Company, Mr. Bobrowski was party to an employment agreement setting forth his minimum base salary per annum of $300,000. Because Mr. Bobrowski separated from the Company and ceased to serve as the Vice President and Chief Financial Officer of the Company as of September 30, 2018, his actual prorated base salary was $225,000.

Cash Bonus. We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key operational objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint.

The employment agreement for each of Messrs. Mercer and Bobrowski does not provide for a cash bonus element of compensation. In 2018, other than cash bonuses paid under the KEIP (as defined below), no cash bonuses were paid to Mr. Mercer, Bobrowski or Walker. In 2019, the Compensation Committee may, in its sole discretion, determine that Mr. Mercer receive a cash bonus.

Pursuant to his employment agreement, Mr. Stash is eligible to receive an annual discretionary bonus under the Company’s annual bonus program as in effect from time to time. For 2018, Mr. Stash was entitled to receive a minimum annual bonus equal to $150,000 (to be prorated based on days of actual employment). Our President and Chief Executive Officer recommended that the minimum annual bonus be paid to Mr. Stash pursuant to the terms of his employment agreement, and based on this recommendation, the Compensation Committee awarded Mr. Stash a performance bonus of $26,302. Commencing in 2019, Mr. Stash will be eligible to receive an annual bonus based on a target bonus opportunity equal to between $100,000 and $200,000 upon the attainment of one or more pre-established goals set by the Board or the Compensation Committee.

Long-Term Equity-Based Compensation. Long-term equity-based compensation has traditionally been an element of our compensation policy because we believe it aligns executives’ interests with the interests of our stockholders, rewards long-term performance, is required in order for us to be competitive from a total remuneration standpoint, encourages executive retention and gives executives the opportunity to share in our long-term performance.

Prior to the Emergence Date, the Company maintained the EV Energy Partners, L.P. 2016 Long-Term Incentive Plan (the “Prior LTIP”), which provided for the issuance of up to 5,000,000 units. As the Compensation Committee of the Predecessor Board refocused the objectives of our compensation program in order to encourage executive retention for the periods prior to the Emergence Date, no grants of phantom units or other long-term unit-based awards were made under the Prior LTIP during 2018.

As provided in the Plan, in connection with the Emergence, we adopted the 2018 OIP, pursuant to which any individual employed by any member of the Company Group (as defined in the 2018 OIP) (provided, however, that no such employee covered by a collective bargaining agreement shall be an eligible person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto), director of any member of the Company Group, or consultant or advisor to any member of the Company Group who may be offered securities registrable on Form S-8 under the Exchange Act are eligible to receive stock options, stock appreciation rights, restricted stock, RSUs, other stock-based awards and cash-based awards. There are 11 participants in the 2018 OIP, including Messrs. Mercer and Stash.

The Compensation Committee acts as the administrator of the 2018 OIP. The Compensation Committee has broad authority under the 2018 OIP to, among other things: (i) select participants, (ii) determine the types of awards that participants are to receive and the number of shares or the amount of cash that are to be subject to such awards and grant such awards and (iii) determine the terms, conditions and restrictions of awards, including the applicable performance criteria relating to the award. As of the Emergence Date, subject to adjustment as provided for under the 2018 OIP, an aggregate of 689,362 shares of our common stock are reserved for issuance under the 2018 OIP, all of which may be granted in the form of incentive stock options.

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2018 OIP and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, extraordinary cash dividends or distributions of property or securities to the Company’s stockholders and unusual or nonrecurring events affecting the Company and its subsidiaries or the financial statements of the Company or any of its subsidiaries.

Pursuant to the 2018 OIP, except as otherwise provided in an award agreement or otherwise, in the event of a “change of control” (as defined in the 2018 OIP), the Compensation Committee may, in its sole discretion, provide for any one or more of the following: (i) continuation, substitution or assumptions of awards (or awards of an acquiring company), acceleration of the vesting of, exercisability of, lapse of restrictions on, or termination of, awards or, with respect to awards subject to exercise, establishment of a period of time for participants to exercise outstanding awards prior to the occurrence of such event; (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), cancellation of all or a portion of any one or more outstanding awards (whether vested or unvested, as determined by the Compensation Committee in its sole discretion) and payment to the holders of such awards in cash, shares of our common stock, other securities or other property, or any combination thereof, the value of such awards, if any, as determined by the Compensation Committee (which value, if applicable, may be based upon the price per share of our common stock received or to be received by other stockholders of the Company in such event); (iii) subject to any limitations or reductions as may be necessary to comply with Internal Revenue Code 409A, cancellation of any one or more outstanding options or stock appreciation rights (whether vested or unvested, as determined by the Compensation Committee in its sole discretion) and payment to the holders of such options or stock appreciation rights a cash payment in an amount equal to the excess, if any, of the fair market value (as specified by the Compensation Committee) of the shares of our common stock subject to such option or stock appreciation right over the aggregate exercise price or strike price of such option or stock appreciation right (as applicable) and/or (iv) in the case of restricted stock, RSUs or other stock-based awards that are not vested as of such cancellation, cancellation of any one or more of such awards and payment to the holders thereof of cash or, subject to any limitations or reductions as may be necessary to comply with Internal Revenue Code Section 409A, equity, in each case, subject to deferred vesting and delivery consistent with the vesting requirements applicable to such restricted stock, RSUs or other stock-based awards prior to cancellation, or the underlying shares in respect thereof.

The foregoing description of the 2018 OIP does not purport to be complete and is qualified in its entirety by the full text of the 2018 OIP.

In 2018, Messrs. Mercer and Bobrowski were granted performance-based RSUs under the 2018 OIP, which vested upon the later of (i) the consummation of the divestiture of certain oil and gas properties in Central Texas and Karnes County, Texas (the “Central Texas Divestiture”) and (ii) three days after our common stock began trading on the OTCQX. The Central Texas Divestiture closed on August 31, 2018, and our common stock began trading on the OTCQX on September 20, 2018. As such, the RSUs vested on September 25, 2018, and Messrs. Mercer and Bobrowski received 23,016 and 15,892 shares of common stock, respectively.

In connection with the commencement of his employment with the Company, Mr. Stash is entitled to (i) 30,000 RSUs that will vest in equal annual installments of 1/3 on each of June 5, 2019, June 5, 2020 and June 5, 2021, subject to Mr. Stash’s continued employment with the Company or any of its subsidiaries through each applicable vesting date, and (ii) 18,000 RSUs that will vest upon the closing of certain asset sales. Such RSUs have not yet been granted.

Key Employee Incentive Plan. In 2017, the Predecessor Board adopted the EV Management 2017-2018 Key Employee Incentive Plan (the “KEIP”) for key employees whose continued employment and performance was critical to the success of the Predecessor. The KEIP was designed to motivate EV Management’s officers to achieve the Predecessor’s performance objectives and reward officers when those objectives were met or exceeded. The KEIP featured pre-established target levels related to three key performance measures for EV Management: quarterly production, lease operating expenses (“LOE”) and Adjusted EBITDAX of EV Management.

The KEIP was in effect for the four consecutive calendar quarters beginning October 1, 2017 through September 30, 2018. All awards under the KEIP were granted in 2017. Actual cash bonuses paid under the KEIP were determined and earned based on the achievement of quarterly threshold, target and maximum performance metrics and goals as of the end of each calendar quarter during the term of the plan. Each such quarterly period is referred to as a “performance period” under the KEIP. In addition to cash bonuses being determined on a quarterly basis, each performance metric was also measured cumulatively as of the end of each performance period, and to the extent the Predecessor’s performance equaled or exceeded the cumulative performance goals/metrics, a “catch-up payment” was made to the participants.

For Mr. Mercer, his quarterly threshold amount was $50,000, his quarterly target amount was $100,000 and his quarterly maximum amount was $150,000. For Mr. Bobrowski, his quarterly threshold amount was $26,250, his quarterly target amount was $52,500 and his quarterly maximum amount was $78,750. For Mr. Walker, his quarterly threshold amount was $31,250, his quarterly target amount was $62,500 and his quarterly maximum amount was $93,750. Each of the performance metrics — production, LOE and Adjusted EBITDAX — was weighted equally (33.33% for each performance metric) in determining the total amount eligible for the participant to earn. For the term of the KEIP, Mr. Mercer received an aggregate of $493,562 (consisting of four quarterly and all cumulative amounts). For the term of the KEIP, Mr. Bobrowski received an aggregate of $204,173 (consisting of three quarterly and all cumulative amounts), and Mr. Walker received an aggregate of $219,388 (consisting of two quarterly and all cumulative amounts). As a result of his departure effective September 30, 2018, Mr. Bobrowski did not receive any payments under the KEIP for the quarterly period ended September 30, 2018, and Mr. Walker received payments under the KEIP only through his date of termination, which occurred on the Emergence Date.

The foregoing description of the KEIP does not purport to be complete and is qualified in its entirety by the full text of the KEIP.

Benefits. We believe in a simple, straight-forward compensation program and, as such, our executive officers are not provided unique perquisites or other personal benefits. Consistent with this strategy, no perquisites or other personal benefits for any of our executive officers have in 2018 exceeded, or are expected to exceed in 2019, $10,000.

We offer our executive officers health and welfare benefits that are generally available to our other employees and that we believe are standard in the industry. These benefits consist of a group medical, dental and vision insurance program for employees and their qualified dependents, group life insurance, accidental death and dismemberment coverage and a 401(k) retirement plan. We make safe harbor nonelective contributions equal to 6%, and other nonelective contributions equal to 3%, of a 401(k) plan participant’s compensation to his or her 401(k) plan account each payroll period.

Prior to the Emergence, certain officers and other highly compensated employees of EnerVest and its subsidiaries (including EV Management) participated in the EnerVest Ltd. Retirement Plan (the “Retirement Plan”), a defined benefit plan under ERISA. The purpose of the Retirement Plan was to provide a company funded tax-qualified plan for retirement benefits on a tax-advantaged basis. The participants accrued a benefit based on their age, designated “allocation group,” the investment yield on the Retirement Plan’s assets and other factors, subject to the limits on benefits prescribed under the Internal Revenue Code. The benefit was payable in various annuity forms or as a lump sum. All benefit election forms were actuarially equivalent, and there were no subsidies to any election. On the Emergence Date, our employees ceased to participate in the Retirement Plan.

Employees who were eligible to participate in the Retirement Plan received their cash compensation in two forms: (i) base salary and annual bonus, subject to applicable taxes and withholdings, and (ii) a fully vested annual company contribution to the Retirement Plan. Therefore, the overall level of compensation was not enhanced for the

Retirement Plan participants because a portion of compensation was contributed to the Retirement Plan by us in lieu of current cash compensation. In 2018, 2017 and 2016, the total bonus paid to both Messrs. Mercer and Bobrowski were inclusive of the amount delivered in cash and in company contributions under the Retirement Plan.

At the time of the adoption of the Retirement Plan, EnerVest amended its 401(k) plan with regard to EnerVest’s contributions. Under the 401(k) plan, all employees who were eligible to participate received a 3% “safe harbor” contribution from EnerVest. In addition, under the 401(k) plan, EnerVest could make a discretionary profit sharing contribution that was allocated to participant accounts based on their designated “allocation group.” The allocation groups were structured so that certain officers and other highly paid employees received a profit sharing contribution that was a greater percentage of compensation than the percentage applicable to other participants.

Until the Emergence Date, Messrs. Mercer and Bobrowski participated in the Retirement Plan and received discretionary profit sharing 401(k) contributions in an allocation group that paid a higher percent of their compensation than allocated to other participants. We reimbursed EnerVest for any amounts contributed to the Retirement Plan and the EnerVest 401(k) plan attributable to Messrs. Mercer and Bobrowski.

In the 2018 Summary Compensation Table in the “Executive Compensation” section below, the present values of benefits under the Retirement Plan are reflected under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the contributions to the EnerVest 401(k) plan and our 401(k) plan are included under “All Other Compensation.”

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation tied to short-term financial and strategic goals. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

The Compensation Committee, however, has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Assessment of Risk

The Compensation Committee has reviewed our executive and non-executive compensation programs and believes that they do not encourage excessive or unnecessary risk-taking. We believe that any risk inherent in our compensation programs is unlikely to have a material adverse effect on us. In designing and implementing our award structure, we worked to mitigate any risks and to minimize the creation of imprudent incentives for our executives. We believe that our performance-based compensation does not encourage unnecessary risks because the executive pay mix is sufficiently diversified over several performance metrics as well as over short-term and long-term compensation.

Our compensation program structure and policy includes the following features to prevent and safeguard against excessive risk-taking:

•	Our long-term equity compensation awards for executive officers have performance or vesting periods of at least three years, which encourages executives to focus on sustaining the performance of the Company and its stock price;

•	We pay compensation that is competitive with the market and our industry peers, while not being excessive;

•	Our compensation mix is balanced among fixed and variable components, annual and long-term compensation, and cash- and equity-based awards that reward performance in the Company’s long-term best interests;

•	Our insider trading policy contains, subject to limited exceptions with approval of our compliance officer, a general anti-hedging and anti-pledging policy for all insiders; and

•	We do not have any agreements that provide for payments solely upon the occurrence of a change in control.

We believe that our executive compensation program provides our executive officers with appropriate rewards for sustained performance without giving unnecessary weight to any one factor or type of compensation and avoids excessive risk. Our structure is designed to encourage continual superior performance. Based on the foregoing, the Compensation Committee has concluded that the risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on us.

Recoupment of Compensation

The 2018 OIP and all of our named executive officers’ employment agreements are subject to deductions and clawbacks that may be required to be made pursuant to any law, government regulation or stock exchange listing requirement or by any policy adopted by us. To date, the Board has not adopted a formal clawback policy to recoup incentive-based compensation upon the occurrence of a financial restatement, misconduct or other specified events. The Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and chief financial officer reimburse the Company for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct.

Anti-Hedging and Anti-Pledging Policy

The Company maintains an insider trading policy that prohibits trading shares of our common stock when in possession of material non-public information. It also prohibits, unless a waiver is obtained from our compliance officer, the hedging and the pledging of our shares. Since the adoption of our insider trading policy, no waivers to the policy’s general prohibition on hedging and pledging have been granted.

Accounting and Tax Considerations

The Compensation Committee reviews and considers the tax, accounting and securities law implications of our compensation programs, as well as the effect the awards will have on our consolidated financial statements.

Section 162(m). Internal Revenue Code Section 162(m) prohibits deductions for compensation paid in excess of $1 million during a single fiscal year to certain executive officers. Prior to implementation of the Tax Cuts and Jobs Act (the “Tax Act”), there was an exception to this prohibition for performance-based awards (as that term is defined in the Internal Revenue Code), which exception (the “Performance-Based Exception”) will continue with respect to compensation paid pursuant to certain written contracts in effect on November 2, 2017. We take the economic effects of Internal Revenue Code Section 162(m) into consideration when determining the structure, implementation and amount of awards paid to our executive officers, including the deductibility of our executive compensation programs. Prior to the implementation of the Tax Act, awards granted under our incentive program, including our annual cash bonuses, were generally structured to not be subject to Internal Revenue Code Section 162(m), but the elimination of the Performance-Based Exception will greatly reduce our flexibility in this regard. Accordingly, we reserve the right to pay non-deductible compensation to our executive officers.

Section 409A. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Internal Revenue Code Section 409A, and such benefits do not comply with Internal Revenue Code Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal penalty tax of 20% of the benefit includible in income.

Accounting for Executive Compensation. Currently, all equity-based compensation is accounted for under the rules of the FASB ASC Topic 718. This rule requires us to estimate the expense of each equity award over the vesting period of the award and record it as such. We are also obligated to record cash-based awards as an expense at the time our payment obligation is accrued.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for incorporation by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by:

The Compensation Committee

James F. Murchison, Chairman
Timothy S. Caflisch, Member
Steven J. Pully, Member

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of our named executive officers. The Compensation Committee has determined that having employment agreements with these executive officers is in the best interests of the Company and its stockholders. Many of the companies with which we compete for executive talent provide similarly situated executives with employment agreements and, as such, the agreements are an important recruiting and retention tool. We believe that the current executive officers have been integral to our success and are vital to the continuing performance of the Company.

President and Chief Executive Officer

Our employment agreement with Mr. Mercer provides that Mr. Mercer will serve as our President and Chief Executive Officer beginning on the Emergence Date and continuing through June 4, 2019, subject to automatic one-year renewals of the term if neither Mr. Mercer nor the Company submits a notice of termination at least 60 days prior to the end of the then-current term. In addition, each of the Company and Mr. Mercer has the right to give notice of termination to terminate his employment and the employment agreement, subject to certain severance obligations in the event of certain qualifying terminations of employment as described below, provided that any termination by Mr. Mercer without “good reason” requires at least 45 days prior notice.

Mr. Mercer’s employment agreement provides for a minimum annual base salary of $400,000, subject to upward adjustment by the Company (but not a decrease), in its sole discretion, and eligibility to participate in the employee and executive benefit plans and programs of the Company.

In the event of the termination of Mr. Mercer’s employment (i) by Mr. Mercer for “good reason,” (ii) by the Company “without cause” or (iii) due to the Company’s non-renewal of the employment agreement, subject to his timely execution delivery and non-revocation of a release of claims and continued compliance with the restrictive covenants to which he is subject (including perpetual confidentiality, assignment of inventions, 12-month non-solicitation of employees and independent contractors and mutual non-disparagement), he will be entitled to receive from the Company a lump-sum cash payment equal to two times the sum of (x) his annual base salary in effect as of the termination date and (y) the target bonus amount, if any, established by the Compensation Committee that he is eligible to receive under the Company’s cash bonus program in effect as of the time of the qualifying termination, but not less than 100% of his base salary.

In addition, Mr. Mercer will also receive continued group health plan coverage following the termination date for himself and his eligible spouse and dependents, under all group health plans in which he participates that are subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the maximum period for which they are eligible to receive COBRA coverage in accordance with applicable law. He will not be required to pay more for such coverage than is charged by the Company to its officers in active service and receiving coverage under such plan (however, if there are no officers in active service participating in such plan during which COBRA coverage is provided, then he will not be required to pay more for such COBRA coverage than the monthly premium rate as in effect of the termination date). In the event that COBRA coverage ceases during the period in which it is to be provided under the employment agreement due to the Company liquidating and no such plan being in existence (the “Liquidating Event”), the Company will pay to Mr. Mercer an amount equal to the product of (x) the Company’s portion of the monthly premium rate in effect as of the termination date and (y) the number of full or partial months remaining in the 18-month period after the termination date following the occurrence of a Liquidating Event, payable in a lump sum within 60 days following the occurrence of a Liquidating Event.

Mr. Mercer will not be entitled to receive a severance payment or the discontinued COBRA rate in the event of his resignation or other voluntary termination of employment by him without “good reason,” his termination by the Company “for cause,” his non-renewal of the employment term, or a termination due to his death or disability.

“Good reason” is defined in Mr. Mercer’s employment agreement as the occurrence of any of the following events without Mr. Mercer’s express written consent: (i) a reduction of his annual base salary; (ii) a material reduction in his authority, duties or responsibilities; (iii) his primary place of employment being moved to a location greater than 50 miles away from its then-current location; or (iv) any other action or inaction that constitutes a material breach by the Company of the employment agreement. In the case of his allegation of a “good reason” event, (a) Mr. Mercer must provide notice to the Board or the Compensation Committee of the event alleged to constitute “good reason” within 60 days of his knowledge of the event and (b) the Company will have the opportunity to cure the alleged event within 30 days from receipt of notice of such allegation. If the Company does not cure the circumstance giving rise to “good reason” prior to the end of the 30 day cure period, Mr. Mercer’s termination must occur within 30 days following the end of the cure period for such a termination to be considered a termination for “good reason.”

“Cause” is defined as Mr. Mercer’s (w) conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony or entering a plea of guilty or nolo contendere to such felony; (x) commission of a demonstrable act of fraud, or misappropriation of material funds or property of the Company or any of its affiliates; (y) without prior written approval of the Board or the Compensation Committee, engagement in any activity that directly competes with the business of the Company or any of its affiliates, or which would directly result in a material injury to the business or reputation of the Company or any of its affiliates; or (z) repeated nonperformance of his duties to the Company or any of its affiliates (other than by reason of his illness or incapacity) that continues after notice from the Board or the Compensation Committee and his continued failure to remedy such nonperformance.

The foregoing description of Mr. Mercer’s employment agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement.

Chief Financial Officer

Our employment agreement with Mr. Stash provides for a minimum annual base salary of $250,000, subject to upward adjustment by the Company (but not a decrease), in its sole discretion, and eligibility to participate in the employee and executive benefit plans and programs of the Company. Additionally, Mr. Stash is eligible to receive an annual discretionary bonus under the Company’s annual bonus program. For 2018, Mr. Stash was entitled to receive a minimum annual bonus equal to $150,000 (to be prorated based on days of actual employment), and commencing in 2019, he is eligible to receive an annual bonus with a target amount between $100,000 and $200,000 based upon the attainment of goals established by the Board or the Compensation Committee. In addition, pursuant to this employment agreement, Mr. Stash is entitled to receive a one-time grant of 48,000 RSUs, subject to the terms and conditions of the award agreement and the 2018 OIP.

In the event of a termination of Mr. Stash’s employment, he shall be entitled to receive: (i) accrued unpaid base salary through the termination date; (ii) accrued and unused paid time off through the termination date; and (iii) reimbursement of reasonable business expenses that were incurred but unpaid as of the termination date. In the event of the termination of Mr. Stash’s employment (i) by Mr. Stash for “good reason,” (ii) by the Company “without cause” or (iii) due to the Company’s non-renewal of the employment agreement, subject to his timely execution delivery and non-revocation of a release of claims and continued compliance with the restrictive covenants to which he is subject (including perpetual confidentiality, assignment of inventions, 12-month non-solicitation of employees and independent contractors and mutual non-disparagement), he will be entitled to receive from the Company a lump sum cash payment equal to one times his base salary.

In addition, Mr. Stash will also receive continued group health plan coverage following the termination date for himself and his eligible spouse and dependents, under all group health plans in which he participates that are subject to COBRA for the maximum period for which they are eligible to receive COBRA coverage in accordance with applicable law. He will not be required to pay more for such coverage than is charged by the Company to its officers in active service and receiving coverage under such plan (however, if there are no officers in active service participating in such plan during which COBRA coverage is provided, then he will not be required to pay more for such COBRA coverage than the monthly premium rate as in effect of the termination date). In the event that COBRA coverage ceases during the period in which it is to be provided under the employment agreement due to a Liquidating Event, the Company will pay to Mr. Stash an amount equal to the product of (x) the Company’s portion of the monthly premium rate in effect as of the termination date and (y) the number of full or partial months remaining in the 18-month period after the termination date following the occurrence of a Liquidating Event, payable in a lump sum within 60 days following the occurrence of a Liquidating Event.

Mr. Stash will not be entitled to receive a severance payment or the discontinued COBRA rate in the event of his resignation or other voluntary termination of employment by him without “good reason,” his termination by the Company “for cause,” his non-renewal of the employment term, or a termination due to his death or disability.

“Good reason” is defined in Mr. Stash’s employment agreement as the occurrence of any of the following events without Mr. Stash’s express written consent: (i) a reduction of his base salary; (ii) a material reduction in his authority, duties or responsibilities; (iii) his primary place of employment being moved to a location greater than 50 miles away from its then-current location; or (iv) any other action or inaction that constitutes a material breach by the Company of the employment agreement. In the case of his allegation of a “good reason” event, (a) Mr. Stash must provide notice to the Board or the Compensation Committee of the event alleged to constitute “good reason” within 60 days of his knowledge of the event and (b) the Company will have the opportunity to cure the alleged event within 30 days from receipt of notice of such allegation. If the Company does not cure the circumstance giving rise to “good reason” prior to the end of the 30 day cure period, Mr. Stash’s termination must occur within 30 days following the end of the cure period for such a termination to be considered a termination for “good reason.”

“Cause” is defined as Mr. Stash’s (w) conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony or entering a plea of guilty or nolo contendere to such felony; (x) commission of a demonstrable act of fraud, or misappropriation of material funds or property of the Company or any of its affiliates; (y) without prior written approval of the Board or the Compensation Committee, engagement in any activity that directly competes with the business of the Company or any of its affiliates, or which would directly result in a material injury to the business or reputation of the Company or any of its affiliates; or (z) repeated nonperformance of his duties to the Company or any of its affiliates (other than by reason of his illness or incapacity) that continues after notice from the Board or the Compensation Committee and his continued failure to remedy such nonperformance.

The foregoing description of Mr. Stash’s employment agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement.

Chief Financial Officer (Former)

Mr. Bobrowski’s employment with the Company as our Vice President and Chief Financial Officer terminated as of September 30, 2018, and he received termination payments based on the terms of his employment agreement with the Company.

Pursuant to our former employment agreement with Mr. Bobrowski, in the event of the termination of Mr. Bobrowski’s employment (i) by Mr. Bobrowski for “good reason,” (ii) by the Company “without cause” or (iii) due to the Company’s non-renewal of the employment agreement, subject to his timely execution delivery and non-revocation of a release of claims and continued compliance with the restrictive covenants to which he is subject (including perpetual confidentiality, assignment of inventions, 12-month non-solicitation of employees and independent contractors and mutual non-disparagement), he was entitled to receive from the Company a lump-sum cash payment equal to two times the sum of (x) his annual base salary in effect as of the termination date and (y) the target bonus amount, if any, established by the Compensation Committee that he was eligible to receive under the Company’s cash bonus program in effect as of the time of the qualifying termination, but not less than 70% of his base salary.

In addition, Mr. Bobrowski was also eligible to receive continued group health plan coverage following the termination date for himself and his eligible spouse and dependents, under all group health plans in which he participated that are subject to the COBRA for the maximum period for which they are eligible to receive COBRA coverage in accordance with applicable law. He would not be required to pay more for such coverage than is charged by the Company to its officers in active service and receiving coverage under such plan (however, if there are no officers in active service participating in such plan during which COBRA coverage is provided, then he would not be required to pay more for such COBRA coverage than the monthly premium rate as in effect of the termination date). In the event that COBRA coverage ceases during the period in which it is to be provided under the employment agreement due to a Liquidating Event, the Company would have paid Mr. Bobrowski an amount equal to the product of (x) the Company’s portion of the monthly premium rate in effect as of the termination date and (y) the number of full or partial months remaining in the 18-month period after the termination date following the occurrence of a Liquidating Event, payable in a lump sum within 60 days following the occurrence of a Liquidating Event.

Mr. Bobrowski was not entitled to receive a severance payment or the discontinued COBRA rate in the event of his resignation or other voluntary termination of employment by him without “good reason,” his termination by the Company “for cause,” his non-renewal of the employment term, or a termination due to his death or disability.

“Good reason” is defined in Mr. Bobrowski’s employment agreement as the occurrence of any of the following events without Mr. Bobrowski’s express written consent: (i) a reduction of his base salary; (ii) a material reduction in his authority, duties or responsibilities; (iii) his primary place of employment being moved to a location greater than 50 miles away from its then-current location; or (iv) any other action or inaction that constitutes a material breach by the Company of the employment agreement. In the case of his allegation of a “good reason” event, (a) Mr. Bobrowski must provide notice to the Board or the Compensation Committee of the event alleged to constitute “good reason” within 60 days of his knowledge of the event and (b) the Company will have the opportunity to cure the alleged event within 30 days from receipt of notice of such allegation. If the Company does not cure the circumstance giving rise to “good reason” prior to the end of the 30 day cure period, Mr. Bobrowski’s termination must occur within 30 days following the end of the cure period for such a termination to be considered a termination for “good reason.”

“Cause” is defined as Mr. Bobrowski’s (w) conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony or entering a plea of guilty or nolo contendere to such felony; (x) commission of a demonstrable act of fraud, or misappropriation of material funds or property of the Company or any of its affiliates; (y) without prior written approval of the Board or the Compensation Committee, engagement in any activity that directly competes with the business of the Company or any of its affiliates, or which would directly result in a material injury to the business or reputation of the Company or any of its affiliates; or (z) repeated nonperformance of his duties to the Company or any of its affiliates (other than by reason of his illness or incapacity) that continues after notice from the Board or the Compensation Committee and his continued failure to remedy such nonperformance.

The foregoing description of Mr. Bobrowski’s employment agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement.

POST-EMPLOYMENT ARRANGEMENTS

All of our named executive officers have employment agreements with us that provide for compensatory payments and benefits upon certain termination events, including a termination event in connection with a change in control. In addition, certain awards pursuant to the 2018 OIP provide for termination and change in control payments. For a discussion regarding the mechanics and amounts of these payments, please see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below. We do not have any single-trigger arrangements (i.e., arrangements that provide for payments to executives solely upon a change in control). In exchange for the severance benefits afforded to our named executive officers in their employment agreements, our named executive officers must execute (and not revoke) a general release and, in addition, are subject to certain ongoing obligations that accrue to the benefit of the Company, including certain confidentiality, non-competition, and non-solicitation obligations.

We provide these post-employment arrangements in order to retain our named executive officers and to allow them to focus on enhancing the value of the Company without taking into account the personal impact of their business decisions. Our post-employment arrangements allow our named executive officers to objectively manage the Company and provide a competitive benefit for attracting and retaining executives.

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Prior to the Emergence Date, we reimbursed EV Management for the costs of salaries and bonuses for Messrs. Mercer and Bobrowski. With respect to Mr. Walker, prior to the Emergence Date, he was compensated by EnerVest and we did not directly reimburse EnerVest for his salary or bonuses, except that the Compensation Committee approved, and we reimbursed EnerVest for, cash bonuses paid to Mr. Walker in 2017 and 2016 as listed in the table below.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock/Unit Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael E. Mercer	2018	400,000	367,110	460,090	58,002	36,500	1,321,702
President, Chief	2017	347,172	876,452	—	109,957	35,910	1,369,491
Executive Officer and Director	2016	320,833	36,124	210,828	104,224	44,206	716,215
John B. Walker	2018	—	140,356	—	—	—	140,356
Executive Chairman	2017	—	179,033	—	—	—	179,033
(Previous)	2016	—	75,000	236,695	—	11,156	322,851
Ryan Stash	2018	43,836	26,302	—	—	5,829	75,967
Vice President and Chief	2017	—	—	—	—	—	—
Financial Officer	2016	—	—	—	—	—	—
Nicholas Bobrowski	2018	225,000	137,786	317,681	4,195	36,500	721,162
Vice President and Chief	2017	232,784	506,387	—	7,952	35,910	783,033
Financial Officer (Previous)	2016	210,833	72,463	105,198	7,537	38,613	434,644

(1)	Bonuses for 2018 include $367,110, $140,356 and $137,786 for Messrs. Mercer, Walker and Bobrowski, respectively, paid in 2018 under the KEIP. Bonuses for 2017 include retention bonuses of $550,000 and $290,000 for Messrs. Mercer and Bobrowski, respectively, paid in 2017. Bonuses for 2017 also include bonuses of $126,452, $79,033 and $66,387 for Messrs. Mercer, Walker and Bobrowski, respectively, paid in 2018 under the KEIP for the quarter ended December 31, 2017. The remaining bonus included in these amounts represent amounts paid in December 2018, 2017 and 2016 as bonuses for services in 2018, 2017 and 2016, respectively.

(2)	For 2018 with respect to Messrs. Mercer and Bobrowski, represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of performance-based RSUs granted to them in 2018 under the 2018 OIP. These RSUs vested upon the later of (i) the consummation of the Central Texas Divestiture and (ii) three days after our common stock began trading on the OTCQX. The Central Texas Divestiture closed on August 31, 2018, and our common stock began trading on the OTCQX on September 20, 2018. As such, the RSUs vested on September 25, 2018, and Messrs. Mercer and Bobrowski received 23,016 and 15,892 shares of common stock, respectively.

(3)	For 2016, represents the aggregate grant date fair value of the phantom units granted in 2016, computed in accordance with FASB ASC Topic 718. See “Item 8. Financial Statements and Supplementary Data” in the Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2017 for assumptions used in estimating the grant date fair value of the phantom units granted in 2016. No phantom units were granted in 2017 or 2018 under the Prior LTIP.

(4)	Amounts in this column reflect the aggregate change during 2018 (through June 30, 2018, the last month in which our executives participated in the Retirement Plan), 2017 and 2016 in the actuarial present value of the executive’s accumulated benefit under the Retirement Plan. The Retirement Plan did not provide above market rates of return (defined by SEC rules as a rate that exceeds 120% of the federal long-term rate).

(5)	Includes (a) for Messrs. Mercer, Walker and Bobrowski in 2016, cash distributions received on unvested phantom and performance units and (b) for Messrs. Mercer, Stash and Bobrowski, the amounts contributed by us to their 401(k) plan. In 2018, we contributed $36,500, $5,829 and $36,500 to the 401(k) plans of Messrs. Mercer, Stash and Bobrowski, respectively. In 2017, we contributed $35,910 to the 401(k) plans of each of Messrs. Mercer and Bobrowski. In 2016, we contributed $35,000 to the 401(k) plans of each of Messrs. Mercer and Bobrowski. Any perquisites or other personal benefits received were less than $10,000.

Pay Ratio

As required by Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Mercer, our President and Chief Executive Officer. For the year ended December 31, 2018:

•	The median of the total annual compensation of all employees of our Company (excluding Mr. Mercer) was $305,697; and

•	The total annual compensation of Mr. Mercer, as reported in the 2018 Summary Compensation Table above, was $1,321,702.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Mercer, our President and Chief Executive Officer, to the median of the annual total compensation of all other employees was 4.3.

To identify the median of the annual total compensation of all our employees (excluding Mr. Mercer), as well as to determine the annual total compensation of our median employee (excluding Mr. Mercer), we took the following steps:

•	We determined that, as of December 31, 2018, our employee population consisted of five full-time employees, with all of these individuals located in the United States. This population did not include employees who were on leaves of absence as of December 31, 2018 or any part-time or temporary employees;

•	To identify the “median employee” from our employee population, we used cash compensation consisting of total compensation (base salary, bonus, long-term incentive plan, KEIP and employer contribution to both the defined benefit and defined contribution plan). In making this determination, we annualized the base pay or monthly wages and annual bonus amounts paid in respect of 2018 for those full-time employees who did not work for the entire 12-month period; and

•	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation of $305,697.

With respect to the total annual compensation of Mr. Mercer, we used the amount reported in the “Total” column of the 2018 Summary Compensation Table.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2018:

Name	Award Type	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1)
Michael E. Mercer(1)	RSUs	8/15/18	23,016	460,090
Nicholas Bobrowski(1)	RSUs	8/15/18	15,892	317,681

(1)	On August 15, 2018, Messrs. Mercer and Bobrowski were granted performance-based RSUs under the 2018 OIP. These RSUs vested upon the later of (i) the consummation of the Central Texas Divestiture and (ii) three days after our common stock began trading on the OTCQX. The Central Texas Divestiture closed on August 31, 2018, and our common stock began trading on the OTCQX on September 20, 2018. As such, the RSUs vested on September 25, 2018, and Messrs. Mercer and Bobrowski received 23,016 and 15,892 shares of common stock, respectively.

Outstanding Equity Awards at Fiscal Year End

None of our named executive officers held any unvested equity awards as of December 31, 2018.

Stock Vested

The following table sets forth certain information with respect to vested stock as of December 31, 2018. There were no option awards granted or outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting ($)(c)(1)
Michael E. Mercer	23,016	460,090
Nicholas Bobrowski	15,892	317,681

(1)	On August 15, 2018, Messrs. Mercer and Bobrowski were granted performance-based RSUs under the 2018 OIP. These RSUs vested upon the later of (i) the consummation of the Central Texas Divestiture and (ii) three days after our common stock began trading on the OTCQX. The Central Texas Divestiture closed on August 31, 2018, and our common stock began trading on the OTCQX on September 20, 2018. As such, the RSUs vested on September 25, 2018, and Messrs. Mercer and Bobrowski received 23,016 and 15,892 shares of common stock, respectively. The value realized upon vesting is deemed to be the number of shares acquired on vesting multiplied by the per share closing price of our common stock on the vesting date, which was $19.99.

Potential Payments Upon Termination or Change in Control

As described above in “Employment Agreements,” we have entered into employment agreements with Messrs. Mercer and Stash. Prior to his separation from the Company, Mr. Bobrowski was party to an employment agreement with us. For a description of the terms of the employment agreements which may result in payments upon termination or change in control, please see “Employment Agreements.”

The following table sets forth the payments and benefits that would be received by each named executive officer in the event a termination of employment had occurred on December 31, 2018, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. We do not have any single trigger arrangements (i.e., arrangements that provide for payments to executives solely upon a change in control).

Executive	Termination of Employment by the Company without Cause, by Executive for Good Reason or the Company’s Non-Renewal ($)(1)	Termination of Employment by Death or Disability ($)(2)	Termination of Employment by the Company for Cause, by Executive without Good Reason or by Executive’s Non- Renewal ($)(3)	Change of Control ($)(4)
Michael E. Mercer
Cash Payments	1,600,000	—	—	—
Reimbursement for COBRA premiums	37,969	—	—	—
Total	1,637,969	—	—	—
Ryan Stash
Cash Payments	250,000	—	—	—
Reimbursement for COBRA premiums	37,969	—	—	—
Total	287,969	—	—	—
Nicholas Bobrowski(5)
Cash Payments	—	—	—	—
Reimbursement for COBRA premiums	—	—	—	—
Total	—	—	—	—

(1)	In the event of a termination of employment (x) by the named executive officer for “good reason,” (y) by the Company without “cause” or (z) due to the Company’s non-renewal of the employment agreement, as described above under “Employment Agreements,” (whether prior to, in connection with or at any time following a change of control), in each case, subject to his timely execution delivery and non-revocation of a release of claims and continued compliance with the restrictive covenants to which he is subject (including perpetual confidentiality, assignment of inventions, 12-month non-solicitation of employees and independent contractors and mutual non-disparagement), (a) in the case of Mr. Mercer, he will be entitled to receive (i) a lump sum cash payment equal to two times the sum of (A) his annual base salary in effect as of the termination date and (B) the target bonus amount, if any, established by the Compensation Committee that he is eligible to receive under the Company’s cash bonus program in effect as of the time of such qualifying termination, but not less than 100% of his base salary (as of December 31, 2018, there was no such target bonus amount established) and (ii) up to 18 months of subsidized COBRA premiums (as described in “Employment Agreements”) and (b) in the case of Mr. Stash, he will be entitled to receive (i) a lump sum cash payment equal to one times his annual base salary and (ii) up to 18 months of subsidized COBRA premiums (as described in “Employment Agreements”).

(2)	None of the named executive officers will be entitled to receive a severance payment or reimbursement for COBRA premiums in the event of his termination due to death or disability.

(3)	None of the named executive officers will be entitled to receive a severance payment or reimbursement for COBRA premiums in the event of his resignation or other voluntary termination of employment by him without “good reason,” his termination by the Company for “cause” or his non-renewal of the employment term.

(4)	None of the named executive officers will be eligible to receive enhanced severance benefits if he is terminated in connection with a “change of control.”

(5)	Effective as of September 30, 2018, Mr. Bobrowski separated from the Company without good reason and ceased to serve as the Vice President and Chief Financial Officer of the Company. Therefore, only the values resulting from his actual departure are provided.

Pension Benefits

The following table sets forth certain information with respect to the Retirement Plan:

Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Contribution During 2018(2) ($)
Michael E. Mercer	8	877,908	58,002
Nicholas P. Bobrowski	6	31,764	4,195

(1)	The present value of the accumulated benefit as of June 30, 2018 (the end of the last month in which our executives participated in the Retirement Plan) is based on the IRS Combined Static Mortality Table, the applicable interest rates under Internal Revenue Code Section 430(h)(2)(D) and age 62 normal retirement age. These assumptions are prescribed under ERISA and could be considered reasonable under accounting standards generally accepted in the United States.

(2)	Contributions during 2018 through June 4, 2018, the date on which our executives no longer were eligible to participate in the Retirement Plan.

Retirement benefits are provided through the Retirement Plan, which is a defined benefit retirement plan. The Retirement Plan provides that the ultimate lump sum value of the benefit a participant will be eligible to receive is equal to the contributions made to the Retirement Plan on the participant’s behalf, adjusted by investment returns experienced during participation in the Retirement Plan. The executives in the table above became eligible to receive payment of the benefit on the Emergence Date. Participants are 100% vested in their benefit.

The Retirement Plan is a tax-qualified plan subject to Internal Revenue Code provisions that, as of December 31, 2018, limits the benefits under a defined benefit plan, payable as a lifetime annuity, to $220,000 per year.

Nonqualified Deferred Compensation

Currently, the Company does not, and does not intend to, sponsor or adopt a nonqualified deferred compensation plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2018:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—		—		—
Equity compensation plans not approved by security holders(1)	6,500	(2)	—	(2)	628,062
Total	6,500	(2)	—	(2)	628,062

(1)	Consists of the 2018 OIP, which was adopted in connection with the Emergence, as provided in the Plan. See “Compensation Discussion and Analysis— Elements of Our Compensation Program and Why We Pay Each Element— Long-Term Equity-Based Compensation” for a description of the 2018 OIP.

(2)	Consists entirely of shares of common stock that are issuable upon the vesting of outstanding RSU awards, which have no exercise price.

PROPOSAL two—ADVISORY APPROVAL OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules.

As described under “Compensation Discussion and Analysis” above, our executive compensation program is designed to attract, retain, motivate and appropriately reward talented and experienced executives while ensuring that the interests of our named executive officers are aligned with the interests of our stockholders.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2019 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

Vote Required

The advisory approval of the compensation of our named executive officers requires the affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote and voting on the matter.

Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL three—ADVISORY RECOMMENDATION ON THE FREQUENCY OF FUTURE
ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(2) of the Exchange Act enables our stockholders to indicate how frequently they believe that we should conduct an advisory vote to approve the compensation of our named executive officers, as disclosed pursuant to the applicable SEC executive compensation disclosure rules, such as Proposal Two included in this proxy statement. By voting on this Proposal Three, stockholders may indicate whether they would prefer that future advisory votes to approve the compensation of our named executive officers be held once every one year, two years or three years.

The Board recommends that you vote for a frequency of once every one year. We believe an annual advisory vote on the compensation of our named executive officers promotes corporate transparency while also allowing stockholders to provide frequent direct input on our compensation philosophy, policies and programs.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or abstain from voting, when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

Because this vote is advisory and not binding on us, the Compensation Committee or the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve the compensation of our named executive officers more or less frequently than the option approved by our stockholders.

Vote Required

The option of one year, two years or three years for the frequency of future advisory votes to approve the compensation of our named executive officers that receives the highest number of the votes cast at the Annual Meeting will be the frequency that has been recommended, on an advisory basis, by stockholders.

Recommendation

The Board recommends a vote of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2019, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers and directors that beneficially owns shares of our common stock; and

•	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Approximate Percentage of Outstanding Common Stock
5% Holders:
Finepoint Capital funds(2)	3,275,394	32.6
FS Investments funds(3)	1,424,553	14.2
CQS funds(4)	2,370,223	23.6

Executive Officers and Directors(5):
Michael E. Mercer	20,637	*
Ryan Stash	—	—
Timothy S. Caflisch	—	—
Patrick Hickey	—	—
James F. Murchison	—	—
Steven J. Pully	—	—
All executive officers and directors as a group (6 individuals)	20,637	*

*	Less than 1%.

(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2)	Consists of (i) 1,642,193 shares owned by Finepoint Capital Partners I, LP and (ii) 1,633,201 shares owned by Finepoint Capital Partners II, LP (collectively, the “Finepoint Capital funds”). The Finepoint Capital funds share an investment manager and ultimate general partner.

(3)	Consists of (i) 7,327 shares held by Race Street Funding LLC (“Race Street”), (ii) 7,161 shares held by Cobbs Creek LLC (“Cobbs Creek”), (iii) 59,445 shares held by FS Investment Corporation III (“FSIC III”) and (iv) 1,350,620 shares held by FS Energy and Power Fund (“FSEP” and, together with Race Street, Cobbs Creek and FSIC, the “FS Investment funds”). FS Investment Corporation (“FSIC”) is the sole member of Race Street. FS Investment Corporation II (“FSIC II”) is the sole member of Cobbs Creek. Each of FSIC, FSIC II, FSIC III and FSEP are externally managed, non-diversified, closed-end management investment companies that have elected to be regulated as business development companies under the Investment Company Act of 1940, as amended. The investment advisor to FSIC, FSIC II and FSIC III is FS/KKR Advisor, LLC (“FS/KKR Advisor”). The investment committee of FS/KKR Advisor makes investment decisions on behalf of FS/KKR Advisor and has the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of common stock held by each of Race Street, Cobb Creek and FSIC III. The investment advisor to FSEP is FS/EIG Advisor, LLC (“FS/EIG Advisor”). The investment committee of FS/EIG Advisor makes investment decisions on behalf of FS/EIG Advisor and has the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of common stock held by FSEP. FS/KKR Advisor and FS/EIG Advisor are registered investment advisors under the Investment Advisors Act of 1940, as amended.

(4)	Consists of (i) 225,121 shares held by Biwa Fund Limited, (ii) 186,642 shares held by Gracechurch Opportunities Fund Limited, (iii) 1,347,131 shares held by CQS Directional Opportunities Master Fund Limited, (iv) 457,584 shares held by CQS Aiguille du Chardonnet MF S.C.A. Sicav-SIF, (v) 80,464 shares held by CQS Dedicated Multi Strategy Fund Limited and (vi) 73,281 shares held by CQS Global Funds ICAV, in respect of its sub-fund CQS ACS Fund (collectively, the “CQS Funds”).

(5)	The business address of our executive officers and directors is 1001 Fannin Street, Suite 750, Houston, Texas 77002.

OTHER MATTERS

Submission of Stockholder Proposals for the 2020 Annual Meeting

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2020 Annual Meeting of Stockholders, it must be received by our Secretary at our principal executive offices at 1001 Fannin Street, Suite 750, Houston, Texas 77002 no later than December 20, 2019 (except as may otherwise be provided in Rule 14a-8 under the Exchange Act) and comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws provide notice procedures for stockholders to nominate a person for election to the Board and to propose other business to be considered by stockholders at an annual meeting of stockholders. Notice of a nomination or proposal must be delivered to our Secretary at our principal executive offices at 1001 Fannin Street, Suite 750, Houston, Texas 77002 not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the annual meeting is called for a date more than 30 days before or 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made. Currently, we expect our 2020 Annual Meeting of Stockholders to be within 30 days before and 70 days after the anniversary date of the Annual Meeting. Accordingly, for our 2020 Annual Meeting of Stockholders, assuming that we do not issue a public announcement changing the date of the meeting, notice of a nomination or proposal must be delivered to us no later than March 1, 2020 and no earlier than January 31, 2020. Nominations and proposals also must satisfy other requirements set forth in our bylaws.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Audit Committee Report” and “Compensation Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Where You Can Find More Information

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on the Investor Relations section of our website at https://ir.hvstog.com as soon as reasonably practicable after these reports have been electronically filed with, or furnished to, the SEC. No information from our website is incorporated herein by reference. We will provide without charge to you, upon written or oral request, a copy of our annual report and the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to our Manager – Investor Relations at our principal executive offices as follows:

Manager – Investor Relations
Harvest Oil & Gas Corp.
1001 Fannin Street, Suite 750
Houston, Texas 77002

(713) 651-1144

HARVEST OIL & GAS CORP. 1001 FANNIN STREET, SUITE 750 HOUSTON, TX 77002 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/29/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/29/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 Timothy S. Caflisch 02 Patrick Hickey 03 Michael E. Mercer 04 James F. Murchison 05 Steven J. Pully The Board of Directors recommends you vote FOR proposal 2: 2. Approve, on an advisory basis, the compensation of our named executive officers. For Against Abstain The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To recommend, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers. NOTE: To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. 1 year 2 years 3 years Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000419750_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com HARVEST OIL & GAS CORP. Annual Meeting of Stockholders May 30, 2019 10:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Michael E. Mercer and Ryan Stash, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HARVEST OIL & GAS CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:30 AM, CDT on May 30, 2019, at the offices of Kirkland & Ellis LLP at 609 Main Street, Suite 4700, Houston, TX 77002, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposal 2, and for a frequency of ONE YEAR for Proposal 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the Annual Meeting and any postponement, adjournment or continuation thereof. Continued and to be signed on reverse side 0000419750_2 R1.0.1.18